Exhibit 3.3
                                                               Filed #C32139-99
                                                               April 30, 2004
                                                               In the Office of
                                                Dean Heller, Secretary of State


DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

Certificate of Withdrawal
of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))


                            Certificate of Withdrawal
                          to Certificate of Designation
                         for Nevada Profit Corporations
                          (Pursuant to NRS 76.1955(6))


1. Name of corporation:

   G1oba Net Corporation


2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Certificate of Designation establishing the Series B Preferred Stock shall be withdrawn

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Officer Signature: /s/ MARK T. WOOD


Filing Fee: $175.00

IMP0RTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.